Exhibit 99.1

Interleukin Genetics and Geisinger to Collaborate on Genetic Tests to Predict Weight Loss Success

09/18/2008

Interleukin Genetics and Geisinger to Collaborate on Genetic Tests to Predict Weight Loss Success

WALTHAM, MA. and DANVILLE, PA., Sep. 18,2008 - Interleukin Genetics, Inc. (Amex: ILI - News), and Geisinger Health System, today announced a research collaboration to explore the role of genetics in obesity. The goal of the collaboration is to develop a series of genetic tests that will help physicians better understand an individual’s inherited resistance to weight loss and, more specifically, gauge a patient’s likelihood of success with diet and other weight loss techniques.

Geisinger and Interleukin Genetics will engage in a case-control retrospective study involving the analysis of DNA to better understand genetic links to obesity. The study will focus exclusively on variations of perilipin, interleukin 1 and a select number of other genes.

“We are pleased to be working with Geisinger to develop an accurate and affordable genetic test as a predictor of weight loss success,” commented Lewis H. Bender, Chief Executive Officer of Interleukin Genetics. “This relationship allows our scientists to build on Geisinger’s extensive clinical expertise and biobank.”

“We are excited to be working with Interleukin Genetics and view our collaboration with them as a way to capitalize on our integrated health system and electronic infrastructure to conduct research in new ways,” said David Carey, Ph.D., Associate Chief Research Officer of Geisinger.

About Interleukin Genetics

Interleukin Genetics, Inc. (Amex: ILI - News), is a genetics-focused personalized health company that develops preventive consumer products and genetic tests for sale to the emerging personalized health market. Focused on the future of health and medicine, Interleukin Genetics uses its leading genetics research and scientific capabilities to develop and test innovative preventive and therapeutic products. Interleukin Genetics is headquartered in Waltham, MA. For more information about Interleukin Genetics, its products and ongoing programs, please visit http://www.ilgenetics.com

About Geisinger Health System

Founded in 1915, Geisinger Health System (Danville, PA) is one of the nation’s largest integrated health services organizations. Serving more than two million residents throughout central and northeastern Pennsylvania, the physician-led organization is at the forefront of the country’s rapidly emerging electronic health records movement. Geisinger is comprised of three medical center campuses, a 700-member group practice, a not-for-profit health insurance company and the Center for Health Research — dedicated to creating innovative new models for patient care, satisfaction and clinical outcomes. For more information, visit http://www.geisinger.org

About Obesity & Weight Management

Obesity has been defined by the National Institutes of Health (NIH) as a BMI of 30 and above; a

BMI of 30 is about 30 pounds overweight. Obesity is often multi-factorial, based on both genetic and behavioral factors. Accordingly, treatment of obesity usually requires more than just dietary changes. Exercise, counseling, support, and sometimes medication can supplement diet to help patients conquer weight problems. Being overweight is a significant contributor to health problems. It increases the risk of developing a number of diseases. Because obesity is associated with increased risk for a range of chronic conditions, healthcare costs are higher for obese individuals than for normal weight individuals. Annual medical expenditures are $732 higher on average for obese individuals than for normal weight individuals. The annual cost of managing obesity in the United States alone amounts to approximately $100 billion of which approximately $52 billion are direct costs of healthcare. These costs amount to approximately 5.7 percent of all U.S. health expenditure. The cost of lost productivity due to obesity is approximately $3.9 billion, and another $33 billion is spent annually on weight-loss products and services.

Certain statements contained herein are “forward-looking” statements including statements regarding our ability to develop diagnostic, personalized nutritional and therapeutic products to prevent or treat diseases of inflammation and other genetic variations, our ability to screen nutritional compounds for their effects on inflammatory responses and other genetic variations, given specific genetic patterns and our ability to make progress in advancing our core technologies. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward- looking statements include, but are not limited to, the risk of market acceptance of our products, the risk of technology and product obsolescence, delays in product development, the performance of our commercial partners, the availability of adequate capital, the actions of our competitors and other competitive risks, and those risks and uncertainties described in our annual reports on Form 10-K, our quarterly reports on Form 10-Q and other documents we file with, or furnish to, the Securities and Exchange Commission. We disclaim any obligation or intention to update these forward-looking statements.

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